                STOCK OPTION ASSUMPTION AND CONVERSION AGREEMENT


OPTIONEE: 1-
GRANT DATE: 2-
NUMBER OF CARDIOMETRICS SHARES: 3-
ORIGINAL EXERCISE PRICE PER SHARE: 4-


                  WHEREAS, the undersigned Optionee was previously granted the stock option described above (the "Option") to purchase shares of the common stock of Cardiometrics, Inc. ("Cardiometrics") pursuant to the Cardiometrics 1995 Stock Incentive Plan (the "Plan").

                  WHEREAS, Cardiometrics has been acquired by EndoSonics Corporation, a Delaware corporation ("EndoSonics"), pursuant to the Agreement and Plan of Reorganization dated as of January 26, 1997 (the "Reorganization Agreement") by and among EndoSonics, River Acquisition Corporation, a wholly-owned EndoSonics subsidiary ("EndoSonics Sub"), and Cardiometrics.

                  WHEREAS, the Reorganization Agreement was approved by an affirmative vote of a majority of the Cardiometrics stockholders on July 23, 1997 ("Merger Effective Date"), and EndoSonics Sub was merged into Cardiometrics (the "Merger") at that time so that Cardiometrics has become a wholly-owned EndoSonics subsidiary.

                  WHEREAS, in consummation of the Merger, each Cardiometrics stockholder received cash and securities with an aggregate value of $8.2765 ("Merger Consideration") for each share of Cardiometrics common stock held of record by such stockholder. The actual components of the Merger Consideration were as follows:

                         (i)        $3.00 in cash (the "Cash Consideration"),

                        (ii)        a 0.1364 fractional interest in
                                    CardioVascular Dynamics common stock valued at $1.0196 (the "CVD Consideration"), and

                       (iii) a 0.35 fractional interest in EndoSonics common stock valued at $4.2569 (the "EndoSonics Consideration").

                  WHEREAS, the Option was outstanding on the Merger Effective Date and eligible for assumption in accordance with the provisions of the Plan and the agreement evidencing the Option (the "Option Agreement").

                  WHEREAS, pursuant to Section 5.10 of the Reorganization Agreement, all options outstanding under the Plan on the Merger Effective Date, including the Option, were (i) assumed in part by EndoSonics so that the assumed portion would be exercisable for shares of EndoSonics common stock, at the rate of 0.35 shares of EndoSonics common stock for each share of Cardiometrics common stock subject to the Option at the time of the Merger (the "Exchange Ratio), at an adjusted exercise price per share and (ii) converted in part into the right to receive a payment from EndoSonics (the "Conversion Payment") partly in cash and partly in the form of shares of the common stock of Cardio Vascular Dynamics, Inc., a Delaware corporation ("CVD").

                  WHEREAS, certain adjustments to the assumed portion of the Option are necessary to reflect the effect of the assumption of that Option by EndoSonics in connection with the merger.

                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. EndoSonics hereby assumes part of the Option and all the duties and obligations of Cardiometrics with respect to that part of the Option. The portion of the Option hereby assumed shall cover the number of shares of EndoSonics common stock indicated below which EndoSonics hereby agrees to issue upon (i) the exercise of that Option in accordance with the provisions of the Option Agreement (as supplemented hereby) and (ii) the payment of the adjusted exercise price per share set forth below.


                        CARDIOMETRICS                                                 ASSUMED OPTION
                        STOCK OPTION

         # OF SHARES                                                     # SHARES
        CARDIOMETRICS                     EXERCISE                      ENDOSONICS                   ADJUSTED EXERCISE
        COMMON STOCK                     PRICE/SHARE                   COMMON STOCK                     PRICE/SHARE
        ------------                     -----------                   ------------                     -----------

             3-                              4-                             5-                              6-




                  2. The number of shares of EndoSonics common stock purchasable under the Assumed Option has been adjusted to reflect the Exchange Ratio at which the outstanding shares of Cardiometrics common stock have been converted into shares of EndoSonics common stock upon the Merger Effective Date, with the number of such EndoSonics shares rounded down to the next whole share. The exercise price payable per share of EndoSonics common stock under the Assumed Option has been adjusted first to

                                       2.

reflect the Exchange Ratio and then to reflect the portion of the aggregate exercise price in effect under the Option immediately prior to the Merger which has been allocated to Optionee's right to the Conversion Payment and then rounded up to the next whole cent.

                  3. The intent of such adjustments is to assure that the spread (calculated immediately prior to the Merger Effective Date) between the aggregate fair market value of the EndoSonics shares purchasable under the Assumed Option and the aggregate exercise price (as adjusted hereunder) payable for those shares will, when added to the Conversion Payment, equal the spread which existed immediately prior to the Merger Effective Date between the then aggregate fair market value of the Cardiometrics common stock subject to the Option and the aggregate exercise price in effect at such time under the Option. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger Effective Date, the same ratio of fair market value per option share to exercise price per share which existed under the Option immediately prior to the Merger Effective Date.

                  4. EndoSonics hereby agrees to convert the balance of the Option into the right to receive the Conversion Payment in the form of cash and CVD common stock in an amount determined in accordance with the following provisions:

                           First, the number of shares of Cardiometrics common stock subject to the Option immediately prior to the Merger Effective Date shall be multiplied by the sum of $3.00 (the Cash Consideration) and $1.0196 (the CVD Consideration), and

                           Then, that dollar amount shall be reduced by an amount equal to the difference between the total exercise price in effect for the Option immediately prior to the Merger Effective Date and the total adjusted exercise price payable for the shares of EndoSonics common stock subject to the Assumed Option.

                  5. The Conversion Payment for the Option shall be in the amount indicated below and shall be paid to Optionee within thirty (30) days after the Merger Effective Date. The payment shall be made in cash and CVD common stock in the same ratio as the value of each of those components of Merger Consideration ($3.00 and $1.0196, respectively) bears to the $4.0196 of total consideration paid per share of Cardiometrics common stock in the form of cash and CVD common stock in consummation of the Merger. However, EndoSonics shall withhold all applicable federal, state and local income and employment withholding taxes from the cash portion of such payment.


                                       3.

            CARDIOMETRICS                                             CONVERSION PAYMENT
            STOCK OPTION

               # SHARES                                   TOTAL                                  # SHARES
             CARDIOMETRICS                                CASH                                      CVD
             COMMON STOCK                                PAYMENT                               COMMON STOCK
             ------------                                -------                               ------------

                  3-                                       7-                                       8-




                  6. All references to the "Corporation" in the Option Agreement shall be deemed to refer to EndoSonics, all references to "Common Stock" shall be deemed to refer to the shares of EndoSonics common stock now subject to the Assumed Option, all references to "Board" shall be deemed to refer to the Board of Directors of EndoSonics, and all references to the "Plan Administrator" shall be deemed to refer to the Compensation Committee of the Board. For purposes of determining the holding period of any shares of EndoSonics common stock delivered in payment of the exercise price of the Assumed Option, the period for which such shares were held as Cardiometrics common stock prior to the Merger Effective Date shall be taken into account.

                  7. The Assumed Option shall continue to have a maximum ten
(10)-year term measured from the original grant date of the Option, and all references to the "Grant Date" in the Option Agreement shall continue to relate to that original grant date. The Assumed Option, however, shall be subject to earlier termination in accordance with Paragraph 5 of the Option Agreement should the Optionee's Service with the Corporation terminate. However, for all purposes of the Option Agreement, the Optionee shall be deemed to continue in "Service" or "Service Provider" status (as applicable to the Option Agreement) for so long as such individual continues in the service of EndoSonics or any EndoSonics parent or subsidiary corporation now or hereafter existing, including (without limitation) Cardiometrics, as an employee, non-employee member of the board of directors or an independent consultant or advisor.

                  8. By reason of the Reorganization Agreement, the Option accelerated upon the consummation of the Merger, and the Assumed Option is now immediately exercisable for all the option shares and may be exercised for any or all of those shares as fully-vested shares of EndoSonics common stock.

                                       4.

                  9. All notices to the Company required or permitted to be given to the Company pursuant to the provisions of the Option Agreement shall be given to EndoSonics at the following address:

                           EndoSonics Corporation
                           2870 Kilgore Road
                           Rancho Cordova, CA  95670
                           Attention: Ms. Kathy Redd

                  10. Except to the extent specifically modified by this Stock Option Assumption and Conversion Agreement, all of the terms and conditions of the Option Agreement as in effect immediately prior to the Merger Effective Date shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption and Conversion Agreement.

                  IN WITNESS WHEREOF, EndoSonics has caused this Stock Option Assumption and Conversion Agreement to be executed on its behalf by its duly-authorized officer as of the 23rd day of July 1997.


                                        ENDOSONICS CORPORATION

                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------



                                 ACKNOWLEDGMENT


                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption and Conversion Agreement and understands that all rights and liabilities with respect to the Option as assumed in part by EndoSonics Corporation and converted in part to the right to receive from EndoSonics Corporation cash and shares of Cardio Vascular Dynamics, Inc. common stock are as set forth in the Option Agreement, the Plan and such Stock Option Assumption and Conversion Agreement.


                                                  ------------------------------
                                                             OPTIONEE

Dated:                    , 1997
      --------------------


                                       5.